UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Inland Real Estate Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT

Date:	June 20, 2007
Time:	10:00 a.m. central time
Place:	2901 Butterfield Road Oak Brook, Illinois 60523

Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, Illinois 60523
(888) 331-4732

Notice of Annual Meeting of Stockholders
to be held June 20, 2007

Dear Stockholder:

Our annual stockholders’ meeting will be held on June 20, 2007, at 10:00 a.m. central time, at our principal executive offices located at 2901 Butterfield Road in Oak Brook, Illinois 60523. At our annual meeting, we will ask you to:

•       elect nine directors;

•       ratify the selection of KPMG LLP as our independent registered public accounting firm for 2007; and

•       transact any other business that may properly be presented at the annual meeting.

If you were a stockholder of record at the close of business on April 23, 2007, you may vote in person at the annual meeting and any postponements or adjournments of the meeting. A list of these stockholders will be available at our offices before the annual meeting.

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By order of the Board of Directors,
/s/ Beth Sprecher Brooks
Beth Sprecher Brooks
Secretary, Vice President and General Counsel
May 1, 2007

i

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This proxy statement contains information related to the annual meeting of stockholders to be held June 20, 2007, beginning at 10:00 a.m. central time, at our principal executive offices located at 2901 Butterfield Road, Oak Brook, Illinois 60523, and at any postponements or adjournments thereof. This proxy statement is being mailed to stockholders on or about May 1, 2007.

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

The board of directors is soliciting your vote for the 2007 annual meeting of stockholders. At the annual meeting, you will be asked to:

•       elect nine directors;

•       ratify the selection of KPMG LLP as our independent registered public accounting firm for 2007; and

•       transact any other business that may properly be presented at the annual meeting.

If you own shares of common stock in more than one account, such as individually and jointly with your spouse, you may receive more than one set of these materials. Please make sure to vote all of your shares. This proxy statement summarizes information we are required to provide to you under the rules of the Securities and Exchange Commission. If you plan on attending the annual meeting of stockholders in person, please contact Theresa Strino, Investor Services Manager, at (888) 331-4732 so that we can arrange for sufficient space to accommodate all attendees.

Information About Voting

You will have one vote for each share of common stock that you owned at the close of business on April 23, 2007, which is the record date for the annual meeting. On the record date, there were 65,198,424 shares outstanding. There is no cumulative voting. A majority of the outstanding shares, or 32,599,213 shares, must be present to hold the annual meeting. The Inland Group, Inc. and its affiliates own approximately 6.8 million shares representing approximately 10.5% of our outstanding common stock. Daniel L. Goodwin, one of our directors, is the controlling stockholder of The Inland Group, Inc.

You may own shares in one of the following ways: directly in your name as the stockholder of record, including shares purchased through our Distribution Reinvestment Plan and restricted share awards issued to employees under employment agreements; or indirectly through a broker, bank or other holder of record. If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, give your voting instructions by telephone or by the Internet or vote in person at the annual meeting. If you hold your shares in a brokerage account or through a bank or other holder of record, you hold the shares in “street name,” and your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out the voting instruction form that accompanies your proxy materials.

Your vote is important. You may vote in person or by granting us a proxy to vote on the proposals. You may vote by proxy in any of the following ways:

•       by mail: sign, date and return the proxy card in the enclosed envelope. If you grant us a proxy, you may nevertheless revoke your proxy at any time before it is exercised by: (1) sending written notice to us, Attention: Robert D. Parks; (2) providing us with a later-dated proxy; or (3) attending the annual meeting in person and voting your shares. Merely attending the annual meeting, without further action, will not revoke your proxy;

•       via the Internet: follow the instructions provided on the proxy card; or

•       via telephone: follow the instructions provided on the proxy card.

If you return your proxy card but do not indicate how your shares should be voted, they will be voted “for” in accordance with the board’s recommendation for each proposal.

Information Regarding Tabulation of the Vote

Our transfer agent, Registrar & Transfer Company, will tabulate all votes cast at the meeting and will act as inspector(s) of election at the annual meeting.

Quorum Requirement

Stockholders owning a majority of our outstanding shares as of the record date must be present in person or by proxy in order for action to be taken at the meeting. For these purposes, “abstentions” and “broker non-votes” will be counted as present for determining whether a majority is present. A broker non-vote occurs when shares registered in the name of a broker are not voted because the broker does not have the authority to do so.

Information About Votes Necessary for Action to be Taken

Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares entitled to vote at the meeting, represented in person or by proxy, will be required for the approval of all items, including the election of directors. A properly executed proxy marked “withhold authority” or a broker non-vote with respect to the election of one or more directors will have the effect of a no vote but will be counted for purposes of establishing a quorum. For each other item, a properly executed proxy marked “abstain” will not be voted, although it will be counted for purposes of establishing a quorum. Accordingly, an abstention will have the effect of a no vote. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee is permitted to vote your shares even if the broker does not receive voting instructions from you.

STOCK OWNERSHIP

Stock Owned by Certain Beneficial Owners and Management

The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by (1) persons that beneficially own more than 5% of the outstanding shares of our common stock; (2) our directors and each nominee for director; (3) the executive officers named in the Summary Compensation Table below; and (4) the directors and executive officers as a group. Except as otherwise indicated, all information is as of April 18, 2007. The percent of class is calculated using 65,198,424 shares outstanding as of April 23, 2007.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corp.(1)	7,409,200	11.4%
Daniel L. Goodwin(2)(3)	6,851,380	10.5%
Cohen & Steers, Inc.(4)	6,644,400	10.2%
Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited(5)	3,895,452	6.0%
The Vanguard Group, Inc.(6)	3,779,354	5.8%
Robert D. Parks(2)(7)(8)	96,277	*
Mark E. Zalatoris(7)(8)(9)	37,239	*
Roland W. Burris(2)(10)	15,367	*
Heidi N. Lawton(2)(11)	14,994	*
D. Scott Carr(7)(8)(12)	14,732	*
Joel G. Herter(2)(13)	13,099	*
Joel D. Simmons(2)(14)	14,825	*
Brett A. Brown(7)(8)(15)	13,700	*
Thomas H. McAuley(2)(16)	7,325	*
Beth Sprecher Brooks(7)(8)(17)	2,100	*
Thomas P. D’Arcy(2)(18)	7,325	*
Thomas R. McWilliams(2)(19)	7,325	*
All Executive Officers and Directors as a group (thirteen persons total)	7,095,688	10.9%

*                    Less than 1%.

       (1) Based on the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007. The business address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. Reflects shares beneficially owned by FMR Corp. and its subsidiaries and affiliates, including Fidelity Management & Research Company, in its capacity as investment adviser, and Real Estate Invest Portfolio, in its capacity as an investment company.

       (2) Director.

       (3) Mr. Goodwin’s business address is 2901 Butterfield Road, Oak Brook, Illinois 60523. The shares reported herein as owned by Mr. Goodwin consists of 119,568 shares of common stock owned directly by Mr. Goodwin or his spouse and 9,091 shares, 127,272 shares, 6,091,620 shares, 116,330 shares and 386,500 shares of common stock owned by, or over which, The Inland Group, Inc., Inland Mortgage Investment Corporation, Inland Investment Stock Holding Company, Partnership Ownership Corporation and Inland Investment Advisors, Inc. (“IIA”), respectively, exercise voting control. The latter four entities are direct or indirect wholly-owned subsidiaries of The Inland Group, Inc. Daniel L. Goodwin is the controlling shareholder of The Inland Group, Inc. IIA is an investment adviser to various clients who own shares of the Company’s common stock. Each client has granted IIA the power to vote or dispose the shares of our common stock owned by each client. The shares owned directly by Mr. Goodwin or his spouse includes options to purchase 1,000 shares at an exercise price of $19.96. Mr. Goodwin holds the 119,568 shares of common stock owned directly by him or his spouse in an account with margin privileges.

  (4) Based on the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2007. The business address for Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017. Reflects shares beneficially owned by Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc., a registered investment advisor and wholly-owned subsidiary of Cohen & Steers, Inc.

       (5) Based on the Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007. The business address for Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105. The business address for Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, EC3N 4HH. The business address for Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan. Barclays Global Investors, NA beneficially owns 1,753,729 shares of common stock, or 2.59% of the outstanding shares of common stock. Barclays Global Fund Advisors beneficially owns 2,068,969 shares of common stock, or 3.05% of the outstanding shares of common stock. Barclays Global Investors, Ltd. beneficially owns 48,986 shares of common stock, or 0.07% of the outstanding shares of common stock. Barclays Global Investors Japan Trust and Banking Company Limited does not beneficially own shares of common stock. Barclays Global Investors Japan Limited beneficially owns 23,768 shares of common stock, or 0.04% of the outstanding shares of common stock.

       (6) Based on the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007. The business address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Reflects shares owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. as a result of it serving as investment manager of collective trust accounts.

       (7) Executive Officer.

       (8) The business address for Ms. Sprecher Brooks and Messrs. Brown, Carr, Parks and Zalatoris is 2901 Butterfield Road, Oak Brook, Illinois 60523.

       (9) Includes 1,979 shares owned by the Joanne Zalatoris Trust and 1,579 shares owned by the Scott Zalatoris Trust. Mr. Zalatoris serves as a trustee of each trust along with his spouse. Includes 12,364 shares owned jointly with Mr. Zalatoris’ spouse. Also includes 21,317 shares granted to Mr. Zalatoris under the terms of his employment agreement.

(10) The business address for Mr. Burris is Burris & Lebed Consulting LLC, 35 E. Wacker Drive, Suite 500, Chicago, IL 60601. Includes options to purchase 7,000 shares at exercise prices ranging from $9.05 to $19.96 per share and 8,367 shares owned jointly with Mr. Burris’ spouse.

(11) The business address for Ms. Lawton is c/o Lawton Realty Group, 579 W. North Avenue, Suite 304, Elmhurst, Illinois 60126. Includes options to purchase 4,000 shares at exercise prices ranging from $9.05 to $19.96 per share.

(12) Includes 10,912 shares granted to Mr. Carr under the terms of his employment agreement.

(13) The business address for Mr. Herter is c/o Wolf & Company LLP, 2100 Clearwater Drive, Oak Brook, Illinois 60521. Includes options to purchase 5,000 shares at exercise prices ranging from $9.05 to $19.96 per share and 7,802 shares owned jointly with Mr. Herter’s spouse.

(14) The business address for Mr. Simmons is c/o Cohen Financial Corporation, 5215 Old Orchard Road, Suite 450, Skokie, Illinois 60077. Includes options to purchase 2,000 shares at exercise prices ranging from $10.45 to $19.96 per share.

(15) Includes 11,340 shares owned jointly with Mr. Brown’s spouse. Also includes 2,360 shares granted to Mr. Brown under the terms of his employment agreement.

(16) The business address for Mr. McAuley is 3350 Riverwood Parkway, Suite 1900, Atlanta, Georgia 30339. Includes options to purchase 1,000 shares at an exercise price equal to $19.96 per share.

(17) Consists of 2,100 shares of restricted stock.

(18) The business address for Mr. D’Arcy is 194 Central Street, Saugus, Massachusetts 01906. Includes options to purchase 5,000 shares at exercise prices ranging from $14.50 to $19.96 per share.

(19) The business address for Mr. McWilliams is 1014 Burlington Ave., P. O. Box 3672, Lisle, Illinois 60532. Includes options to purchase 5,000 shares at exercise prices ranging from $14.50 to $19.96 per share.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and written representation that no other reports were required, we believe that all of our directors, executive officers and persons that beneficially own more than 10% of the outstanding shares of our common stock complied during the year ended December 31, 2006 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, with the exception of the report disclosed herein. Ms. Sprecher Brooks did not timely file Form 3 to report that she became an executive officer; however, a late Form 3 was filed with the Securities and Exchange Commission on March 2, 2007.

Costs of Proxies

We will pay all costs of soliciting proxies and holding the annual meeting. We have not retained a third party to assist in this process. Instead, proxies may be solicited by our directors, officers or employees. We will not pay additional compensation to these individuals for these activities. We also intend to request that brokers, banks and other nominees solicit proxies from their principals. We will pay the brokers, banks and other nominees for certain expenses that they incur for these activities.

Other Matters

We are not aware of any other matter to be presented at the annual meeting. Generally, no business aside from the items discussed in this proxy statement may be transacted at the meeting. If, however, any other matter properly comes before the annual meeting as determined by the chairman of the meeting, your proxies are authorized to act on the proposal at their discretion. Generally, stockholders seeking to make a nomination or bring other business before the meeting must provide, among other things, notice thereof in writing to our corporate secretary at our office not less than forty-five days before the anniversary date on which we first mailed our notice of meeting and proxy materials for the prior year’s annual meeting. We mailed the notice and proxy materials for last year’s annual meeting on May 10, 2006. Therefore, any stockholder desiring to nominate a person for election to the board or to bring other business before the meeting was required to provide us with notice by March 26, 2007. We did not receive notice of any proposals by that date.

Electronic Access/Available Information

This proxy statement and the Annual Report on Form 10-K are available on our Internet website at www.inlandrealestate.com. You can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option and save us the cost of producing and mailing these documents by following the instructions provided to you when you vote over the Internet. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access our proxy statement and annual report. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year. To view, cancel or change your enrollment, please go to https://www.proxyvotenow.com/irec. We file reports, proxy materials and other information with the Securities and Exchange Commission (“SEC”). These reports, proxy materials and other information can be inspected and copied at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies also can be obtained by mail from the Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

CORPORATE GOVERNANCE

Our business is managed under the direction and oversight of our board, which has formed three standing committees composed entirely of independent directors: Audit; Compensation; and Nominating and Corporate Governance. The board also has formed a management committee consisting of representatives of our board and management. Each committee’s function is described below. The members of our board of directors on the date of this proxy statement, and the committees on which they serve, are identified below.

Director	Audit	Compensation	Nominating and Corporate Governance	Management
Roland W. Burris	X		X
Thomas P. D’Arcy	X
Daniel L. Goodwin				X
Joel G. Herter(1)	X	X	X
Heidi N. Lawton		X	X
Thomas H. McAuley
Thomas R. McWilliams(1)		X
Robert D. Parks				X
Joel D. Simmons

(1)          Effective with the completion of the annual meeting, Mr. Herter will resign from the Nominating and Corporate Governance Committee and will be replaced on that committee by Mr. McWilliams.

In May 2004, the board elected Daniel L. Goodwin to serve as the chairman of the board. The chairman of the board organizes the work of the board and ensures that the board has access to sufficient information to carry out its functions, including monitoring our performance and the performance of management. Mr. Goodwin presides over all meetings of the board of directors and stockholders, establishes the agenda for each meeting and oversees the distribution of information to directors. Our independent directors meet from time to time in executive sessions without other directors or representatives of management present. Our independent directors have not selected any one director to preside over these executive sessions. Instead, the presiding independent director is selected by consensus at the commencement of the session based on the nature of the item or items to be addressed. Each director has access to the members of our management team or other employees as well as full access to our books and records.

Our board has adopted “Guidelines on Corporate Governance” that, along with the charters adopted by each board committee and our code of ethics, provide the framework for our corporate governance. A complete copy of the guidelines, charters and code of ethics may be found on our website at www.inlandrealestate.com. In addition, printed copies of these materials are available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

Summary of Our Corporate Governance Principles

As required by our governing documents and the New York Stock Exchange, a majority of our board must be “independent.” According to categorical standards adopted by our board, a director will not be considered independent if, within the last three years:

•       we employed the director as, or a member of the director’s immediate family was, an executive officer;

•       the director or an immediate family member received more than $100,000 per year in direct compensation from us (excluding amounts paid in the form of director and committee fees);

•       the director or an immediate family member was affiliated with or employed by our present or former internal or external auditor;

•       one of our executive officers serves on the compensation committee of another company that employs the director in any capacity or that employs an immediate family member of the director as an executive officer;

•       the director was an executive officer or employee, or an immediate family member was an executive officer, of a company that made payments to, or received payments from, us which in any single year exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues;

•       the director was affiliated, directly or indirectly, with The Inland Group, Inc., known as “TIGI,” or any of its affiliates, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or as an officer or director of TIGI or any of its affiliates;

•       the director serves as a director for more than two other Real Estate Investment Trusts, or “REITs,” organized by TIGI or any of its affiliates;

•       the director performs other services for us in addition to service as a director; or

•       the director owns, directly or indirectly, more than 10% of our issued and outstanding shares of capital stock without having at least a majority of the other independent directors waive this ownership restriction.

Communicating with Directors

Persons wishing to communicate with our board and the individual directors may send communications by letter, e-mail or telephone, in care of our corporate secretary who will review and forward the correspondence to the appropriate person or persons for a response. Our “whistleblower” policy prohibits us, or any of our employees, from retaliating or taking any adverse action against anyone for raising a concern. Persons preferring to raise his or her concern in a confidential or anonymous manner may do so by contacting our general counsel, who will then refer the matter to the chairperson of the audit committee, or by calling our ethics hotline at (888) 307-6342. The hotline is available twenty-four hours a day, seven days a week to receive reports of ethical concerns or incidents, including concerns about accounting, internal controls or auditing matters. Callers to this hotline may choose to remain anonymous. A complete copy of our “whistleblower” policy may be found on our website at www.inlandrealestate.com.

Code of Ethics

We have adopted a code of ethics that is designed to provide guidance to help our employees to recognize and deal with ethical issues, to provide a mechanism to report unethical or unlawful conduct, and to help maintain a culture of honesty and accountability. Our code of ethics applies to all of our employees, including our officers and directors. A copy of our code of ethics may be found at our website at www.inlandrealestate.com under the “Investor Relations—Corporate Governance” tabs. In addition, a printed copy of our code of ethics is available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois  60523, Attention:  Investor Relations.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for recommending individuals to the board for nomination as members of the board and its committees and develops and recommends corporate governance guidelines. The committee also prepares and supervises the board’s annual review of director independence and the board’s annual self-evaluation and makes recommendations to the board regarding committee assignments. All of the members of the committee satisfy the independence standards contained in the New York Stock Exchange corporate governance rules, our governing documents and our Guidelines on Corporate Governance. A copy of our guidelines and the committee’s charter is available on our website at www.inlandrealestate.com under the “Investor Relations—Corporate Governance” tabs. In addition, a printed copy of our guidelines and the charter is available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

The committee considers all qualified candidates identified by members of the committee, by other members of the board of directors, by senior management and by stockholders. Stockholders who would like to propose a candidate may do so by submitting the candidate’s name, resume and biographical information to the attention of our corporate secretary. All proposals for nomination received by the corporate secretary in a timely manner will be presented to the committee.

The committee reviews each candidate’s biographical information and evaluates each candidate’s independence, skills and expertise based on a variety of factors, including the person’s experience or background in real estate management or finance, regulatory matters or corporate governance. Our articles require that, at a minimum, at least one of our independent directors must have had at least three years of relevant real estate experience. Based on its assessment of each candidate, the committee makes its recommendation regarding potential director candidates to the board. The committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the board of directors and members of senior management. The committee did not receive any nominations from stockholders for this year’s annual meeting.

As described above, a majority of the persons serving on our board must be “independent.” Our board has considered transactions and relationships between each director or any member of his or her immediate family and us or our affiliates, including those reported under “Certain Relationships and Related Transactions” below. The board also reviewed transactions and relationships between directors or their affiliates and members of our senior management or their affiliates to determine whether any relationships or transactions were inconsistent with a determination that the director is independent.

The board affirmatively determined that the following persons standing for reelection to the board are independent: Ms. Lawton and Messrs. Burris, D’Arcy, Herter and McWilliams. Each of these directors satisfies the independence standards contained in the New York Stock Exchange corporate governance rules, our governing documents and the guidelines and has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.

Audit Committee

The audit committee assists the board in fulfilling its oversight responsibility relating to: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the qualifications, independence and performance of the independent registered public accounting firm; and (4) the performance of our internal audit function. The report of the committee is included in this proxy statement. The board has determined that each of Messrs. Herter and D’Arcy qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission and that each member of the committee is independent in accordance with the standards set forth in the committee’s charter and the New York Stock Exchange corporate governance rules. The audit committee charter is available on our website at www.inlandrealestate.com under the “Investor Relations—Corporate Governance” tabs. In addition, a printed copy of the charter is available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

Compensation Committee

The compensation committee is responsible for determining the compensation that we pay to our chief executive officer and the other “named executive officers” and for approving the compensation structure for our other senior management. Each member of the committee is a “non-employee director,” as defined by Section 16 of the Securities Exchange Act of 1934, as amended, and an “outside director,” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee charter is available on our website at www.inlandrealestate.com under the “Investor Relations—Corporate Governance” tabs. In addition, a printed copy of the charter is available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

Management Committee

The management committee is not a standing committee of the board. This committee oversees our day-to-day management. During this past year, the committee was comprised of two directors, Messrs. Goodwin and Parks, and our chief operating officer, Mr. Zalatoris. The management committee has not adopted a written charter.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our board, acting on the recommendation of our nominating and corporate governance committee, has nominated the persons set forth below to serve as directors. Ms. Lawton and Messrs. Burris, D’Arcy, Herter and McWilliams have been nominated to serve as independent directors. We know of no reason why any nominee will be unable to serve if elected. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the board, or the board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the board increases the number of directors, the board may fill the vacancy until the next annual meeting of stockholders. The following gives information, provided by the nominees, about their principal occupation, business, experience and other matters:

Roland W. Burris, 69.   Independent Director since 1996; Chairperson of the Nominating and Corporate Governance Committee. Mr. Burris has been manager and chief executive officer of Burris & Lebed Consulting LLC and of counsel to the law firm Burris, Wright, Slaughter & Tom, LLC since April 2002. Prior to that, Mr. Burris was of counsel to the law firm of Buford & Peters LLC from January 1999 to March 2002, and served as the managing partner of Jones, Ware & Grenard, a law firm, from June 1995 to December 1998. Mr. Burris concentrates his practice primarily in the areas of environmental, banking and consumer protection law. From 1973 to 1995, Mr. Burris held various governmental positions in the State of Illinois including State Comptroller (1979 to 1991) and Attorney General (1991 to 1995). Mr. Burris serves on the board of the Illinois Criminal Justice Authority, the Financial Accounting Foundation and the Government Finance Officers Association of the United States and Canada. Mr. Burris also serves as president of the National Association of State Comptrollers and president of the National Association of State Comptrollers, Auditors and Treasurers. He is an adjunct professor in the Master of Public Administration Program at Southern Illinois University and chairman of a commission formed by the Governor of Illinois to study and recommend solutions relating to the State of Illinois pension funds.

Thomas P. D’Arcy, 47.   Independent Director since 2005. Mr. D’Arcy has over 20 years of experience acquiring, developing and financing all forms of commercial and residential real estate. He is currently a principal in Bayside Realty Partners, a private real estate company focused on acquiring, renovating and developing land and income producing real estate primarily in the New England area. From 2001-2003, Mr. D’Arcy was president and chief executive officer of Equity Investment Group, a private real estate company owned by an investor group which included The Government of Singapore, The Carlyle Group and Northwestern Mutual Life Insurance Company. Prior to his tenure with Equity Investment Group, Mr. D’Arcy was the chairman of the board, president and chief executive officer of Bradley Real Estate, Inc., a Boston-based real estate investment trust traded on the New York Stock Exchange. Mr. D’Arcy is a graduate of Bates College.

Daniel L. Goodwin, 63.   Chairman of the Board; Director since 2001. Mr. Goodwin is a founding and controlling stockholder, chairman of the board and chief executive officer of The Inland Group, Inc. Mr. Goodwin also serves as a director or officer of entities wholly owned or controlled by The Inland Group, Inc. and is the chairman of the board, president and chief executive officer of Inland Bancorp Holding Company. He also serves on the board of directors of the Illinois State Affordable Housing Trust Fund, the American National Bank of DuPage and the New Directions Housing Corporation and is chairman of the board of trustees of Northeastern Illinois University. Mr. Goodwin is a licensed real estate broker and a member of the National Association of Realtors, the Illinois Association of Realtors and the Northern Illinois Commercial Association of Realtors.

Joel G. Herter, 69.   Independent Director since 1997; Chairperson of the Audit Committee. Mr. Herter is a senior consultant of Wolf & Company LLP, certified public accountants, where he has been employed since 1978. Mr. Herter’s business experience includes providing accounting and auditing, tax and general business services including venture and conventional financing, forecasts and projections and strategic planning to a variety of industries. Mr. Herter is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society. Mr. Herter currently serves as chairman of the board of trustees of Elmhurst Memorial Hospital, director of Suburban Bank and Trust Company and trustee of Elmhurst College.

Heidi N. Lawton, 44.   Independent Director since 1994; Chairperson of the Compensation Committee. Ms. Lawton is the managing broker and principal of Lawton Realty Group, Inc., a commercial real estate brokerage, development and management firm, which she founded in 1989. Her area of expertise includes structuring real estate investments and property conversions, implementing value add strategies, as well as acquiring property for development. Ms. Lawton has been licensed as a real estate professional since 1982 and currently serves as treasurer of the Northern Illinois Association of Realtors.

Thomas H. McAuley, 62.   Director since 2004. Mr. McAuley is the president of Inland Capital Markets Group, Inc., an affiliate of The Inland Group, Inc., and is the former chairman and chief executive officer of IRT Property Company, an Atlanta-based real estate investment trust that was traded on the New York Stock Exchange. Prior to joining IRT in 1995, Mr. McAuley was a regional partner with Faison and Associates, a real estate management and development company, which was the successor by purchase of Ewing Southeast Realty where Mr. McAuley served as chairman and chief executive officer from 1988 to 1993. Mr. McAuley is a director of RBC Centura Card Bank, The Westervelt Company and Bank of Atlanta and is a member of the International Council of Shopping Centers, the National Association of Real Estate Investment Trusts and the National Association of Corporate Directors.

Thomas R. McWilliams, 71.   Independent Director since 2005. Since 1968, Mr. McWilliams has been engaged in the brokerage and development of office and residential properties. Mr. McWilliams also serves as president of United Energy Associates, Inc., a full service Energy Management Company.

Robert D. Parks, 63.   President and Chief Executive Officer; Director since 1994. Mr. Parks is a founding stockholder and director of The Inland Group, Inc. Mr. Parks also has been a director since 1994 and served as chairman of our board until May 2004. Mr. Parks served as our president from 1994 to June 2000, reassuming the office of president and chief executive officer in March 2001. Mr. Parks also serves on the board, or as an officer, of entities wholly owned or controlled by The Inland Group. Mr. Parks is primarily responsible for managing The Inland Group’s affiliated broker-dealer, Inland Securities Corporation, and other marketing and investor relations activities. Mr. Parks also is chairman of the board and chief executive officer of Inland Western Retail Real Estate Trust, Inc. and a director of Inland American Real Estate Trust, Inc. He is registered as a Direct Participation Program Limited Principal with the National Association of Securities Dealers, Inc. and is a member of the Real Estate Investment Association, the Financial Planning Association, the Foundation for Financial Planning and the National Association of Real Estate Investment Trusts.

Joel D. Simmons, 48.   Director since 2000. Mr. Simmons is a limited partner of Cohen Financial, a national real estate investment banking firm, where he has been employed since November 1983. Mr. Simmons focuses on structuring and managing capital for commercial real estate transactions. Mr. Simmons serves on the board of directors of Albany Bank & Trust Co. of Chicago and Inland Bank and Trust, a subsidiary of Inland Bancorp Holding Company and is a member of the International Council of Shopping Centers and a member of the ICSC Illinois State Committee.

RECOMMENDATION OF THE BOARD: The board recommends that you vote “FOR” the election of all nine nominees.

Director Compensation

The following table sets forth all fees paid to our non-employee directors during the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Daniel L. Goodwin	53,800	—	—	—	—	—	53,800
Roland W. Burris	77,250	—	—	—	—	—	77,250
Heidi N. Lawton	67,250	—	—	—	—	—	67,250
Joel G. Herter	73,000	—	—	—	—	—	73,000
Joel D. Simmons	55,000	—	—	—	—	—	55,000
Thomas H. McAuley	54,600	—	—	—	—	—	54,600
Thomas P. D’Arcy	70,000	—	—	—	—	—	70,000
Thomas R. McWilliams	68,000	—	—	—	—	—	68,000

The following table sets forth each option to purchase shares of our common stock granted to our non-employee directors during their tenure through December 31, 2006.

Name	Date of Grant	# of Shares	Expiration Date	# of Shares Exercisable as of 12/31/06
Daniel L. Goodwin	—	—	—	—
Roland W. Burris	01/01/96	3,000	01/01/06	9,500	(1)
	06/25/96	500	06/25/06
	06/17/97	500	06/17/07
	03/19/98	500	03/19/08
	06/08/99	500	06/08/09
	06/27/00	500	06/27/10
	06/07/01	1,000	06/07/11
	05/16/02	1,000	05/16/12
	06/18/03	1,000	06/18/13
	05/28/04	1,000	05/28/14
	06/23/05	1,000	06/23/15
Heidi N. Lawton	10/21/94	3,000	10/21/04	10,000	(2)
	06/28/95	500	06/28/05
	06/25/96	500	06/25/06
	06/17/97	500	06/17/07
	03/19/98	500	03/19/08
	06/08/99	500	06/08/09
	06/27/00	500	06/27/10
	06/07/01	1,000	06/07/11
	05/16/02	1,000	05/16/12
	06/18/03	1,000	06/18/13
	05/28/04	1,000	05/28/14
	06/23/05	1,000	06/23/15

Joel G. Herter	05/20/97	3,000	06/20/07	10,000	(3)
	06/17/97	500	06/17/07
	03/19/98	500	03/19/08
	06/08/99	500	06/08/09
	06/27/00	500	06/27/10
	06/07/01	1,000	06/07/11
	05/16/02	1,000	05/16/12
	06/18/03	1,000	06/18/13
	05/28/04	1,000	05/28/14
	06/23/05	1,000	06/23/15
Joel D. Simmons	09/13/00	3,000	09/13/10	6,000	(4)
	05/16/02	1,000	05/16/12
	06/18/03	1,000	06/18/13
	05/28/04	1,000	05/28/14
Thomas H. McAuley	04/15/04	3,000	04/15/14	4,000	(5)
	05/28/04	1,000	05/28/14
Thomas P. D’Arcy	04/15/05	3,000	04/15/15	—
	06/23/05	1,000	06/23/15
Thomas R. McWilliams	04/15/05	3,000	04/15/15	—
	06/23/05	1,000	06/23/15

(1)          As of December 31, 2006, Mr. Burris has exercised options to purchase 4,500 shares of our common stock.

(2)          As of December 31, 2006, Ms. Lawton has exercised options to purchase 8,000 shares of our common stock.

(3)          As of December 31, 2006, Mr. Herter has exercised options to purchase 6,000 shares of our common stock.

(4)          As of December 31, 2006, Mr. Simmons has exercised options to purchase 5,000 shares of our common stock.

(5)          On February 28, 2007, Mr. McAuley exercised options to purchase 4,000 shares of our common stock.

Narrative to Director Compensation Table

Each director who is not employed by us is paid an annual fee of $35,000 plus a fee for each board or committee meeting attended in person or by telephone equal to $1,200 and $1,000, respectively. Further, the chairperson of each board committee is paid an annual fee equal to $3,000, except that the chairperson of the audit committee is paid an annual fee equal to $5,000. Any person employed by us does not receive any compensation for service as a director. Presently, Mr. Parks is the only director who is also employed by us. Mr. Parks’ compensation as our president and chief executive officer is discussed in the “Compensation Discussion and Analysis” section and reflected in the “Summary Compensation Table” in this proxy below. We reimburse all directors for travel and other necessary business expenses incurred by them in performing their services as directors.

The compensation committee of the board, in its sole and exclusive discretion, may also grant awards of stock options, share appreciation rights, restricted shares, deferred shares, share purchase rights and other share-based awards to the directors under our 2005 Equity Award Plan, which is described in more detail below under “Compensation Discussion and Analysis—Elements of Compensation—Stock-Based Incentive Compensation.”

Meetings of the Board of Directors, Committees of the Board and Stockholders

During calendar year 2006, our board met eighteen times; the audit committee met nine times; the compensation committee met one time; and the nominating and corporate governance committee met one time. During 2006, each director attended at least 75% of the total number of board meetings or committee meetings on which he or she served for the period in which he or she served. All of our directors attended our 2006 annual meeting of stockholders.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission or incorporated by reference into any other filing we make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Report by reference therein.

In accordance with its written charter, as amended, the audit committee assists the board in overseeing the company’s financial reporting process including evaluating the effectiveness of internal accounting, auditing and financial controls and procedures.

Management is responsible for the financial reporting process, preparing consolidated financial statements in accordance with U.S. generally accepted accounting principles and designing and implementing a system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The company’s independent registered public accounting firm is responsible for auditing the financial statements. The audit committee is responsible for monitoring and reviewing these procedures and processes. The audit committee is composed of three independent directors whose independence has been determined by the board of directors based on the standards set forth in the audit committee’s charter, the company’s governing documents and the rules promulgated by the New York Stock Exchange. The members of the audit committee are not professionally engaged in the practice of accounting or auditing. The audit committee relies in part, without independent verification, on the information provided to it and on the representations made by management and the internal auditors that the financial statements have been prepared in conformity with U.S. generally accepted accounting principles. The audit committee also relies on the opinions of the independent and public accountants with regard to the consolidated financial statements and the effectiveness of internal control over financial reporting.

During the year ended December 31, 2006, the audit committee met nine times. During these meetings, the members of the audit committee met separately and with members of the company’s management, the internal auditors and the company’s independent registered public accounting firm, KPMG LLP. The committee discussed numerous items at these meetings including KPMG’s overall scope and plan for its year-end audit. As part of these discussions, the audit committee discussed the results of KPMG’s audit and evaluation of the company’s internal controls. Further, the audit committee reviewed and discussed, with management, the internal auditors and KPMG, the company’s audited consolidated financial statements as of and for the year ended December 31, 2006. During the year ended December 31, 2006, management advised the committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles, and reviewed significant account and disclosure issues with the committee.

The audit committee also discussed with KPMG all of the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended “Communication with Audit Committees” including the quality of the company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also obtained a formal written statement from KPMG, describing all relationships between KPMG and the company that might bear on KPMG’s independence. The audit committee also discussed any relationships that may have an impact on KPMG’s objectivity and independence including a review of audit and non-audit fees and the written disclosures and letter from KPMG to the committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committees.)

At certain of its meetings during 2006, the audit committee met with members of the company’s executive management team to review the certifications required to be provided under the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission by the chief executive officer and chief financial officer. At these meetings, members of the company’s senior management team reviewed each of the certifications required by Sarbanes-Oxley concerning internal control over financial reporting.

Based on the above-mentioned review and discussions with management, the internal auditors and KPMG, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

The Audit Committee

Joel G. Herter (Chairperson)
Roland W. Burris
Thomas P. D’Arcy

COMPENSATION COMMITTEE REPORT

The following is the Compensation Committee Report regarding the compensation programs of our executive officers. This Compensation Committee Report does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission or incorporated by reference into any other filing we make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Report by reference therein.

The compensation committee has certain duties and powers as described in its charter. The compensation committee is currently composed of the three non-employee directors named at the end of this report, each of whom is independent as defined by the New York Stock Exchange listing standards. The compensation committee has furnished the following report on executive compensation for the fiscal year ended December 31, 2006.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis section contained in this proxy statement (“CD&A”). Based on this review and our discussions, the compensation committee has recommended to the board of directors (and the board of directors has approved) that the CD&A be included in the proxy statement on Schedule 14A for the company in connection with the annual meeting.

The Compensation Committee

Heidi N. Lawton (Chairperson)
Joel G. Herter
Thomas R. McWilliams

EXECUTIVE OFFICERS

The board of directors annually elects our executive officers. These officers may, subject to their respective employment agreements, if applicable, be terminated at any time. Listed below is information about our executive officers except for Mr. Parks, whose biography is included above.

Mark E. Zalatoris, 49.   Executive vice president, chief operating officer, treasurer and a member of our management committee. Mr. Zalatoris became a full-time employee in July 2000 and was promoted to executive vice president and chief operating officer in April 2004. Prior to that, Mr. Zalatoris was employed by Inland Real Estate Investment Corporation as a vice president with primary responsibility for asset management and due diligence functions. Mr. Zalatoris is a certified public accountant, holds a general securities license and is a member of the National Association of Real Estate Investment Trusts.

Brett A. Brown, 42.   Chief financial officer and vice president. Mr. Brown joined us in May 2004. From 1994 until 2004, Mr. Brown served as the senior vice president of financial reporting for Great Lakes REIT. Mr. Brown is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Illinois Certified Public Accountants Society.

Beth Sprecher Brooks, Esq., 52.   Vice president, general counsel and secretary. Ms. Sprecher Brooks joined us in November 2002, became assistant vice president in 2003, vice president in 2005 and general counsel and secretary in 2006. From July 2002 to November 2002, Ms. Sprecher Brooks worked for The Inland Real Estate Group. Ms. Sprecher Brooks has concentrated her legal practice in the area of real estate since 1979 either as in-house counsel to a corporation or in the real estate department at a law firm. Ms. Sprecher Brooks received a Bachelor of Arts Degree in American Studies from Georgetown University and a Juris Doctor Degree from Northwestern University School of Law.

D. Scott Carr, 41.   President of Inland Commercial Property Management, or ICPM. Mr. Carr has been employed by ICPM since 1994. We acquired ICPM in July 2000. Mr. Carr’s responsibilities include overseeing all of our property management operations. Mr. Carr joined the Inland organization in 1987.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

Our compensation committee is primarily responsible for establishing and overseeing our executive compensation policies and programs. We compensate our executives using a combination of base salary, annual incentive bonuses and restricted stock awards, all designed to help us attract and retain quality people. Although our committee has not retained a compensation consultant it does informally compare the compensation paid to our “named executive officers” with that paid by similarly situated entities.

The chairman of our board, Mr. Goodwin, because of his knowledge of our executive officers and our business, works with the compensation committee to establish our compensation policies and programs. The most important aspect of his role includes evaluating the performance of our executive officers, establishing performance goals and advising the committee on whether the person has achieved the goals. Mr. Goodwin also makes recommendations regarding the compensation level of each executive officer including any awards to be granted under our 2005 Equity Award Plan. Mr. Goodwin regularly participates in committee meetings. Mr. Parks, our chief executive officer, is a shareholder of The Inland Group, Inc. This entity, along with its affiliates owns over 10% of our common stock. Mr. Parks does not devote his full-time and attention to our affairs and receives limited compensation from us. Thus, Mr. Parks has advised the committee, and the committee has agreed, that Mr. Parks’ economic interest is significantly linked to the performance of our stock. As a result, our compensation policies and programs do not, except for disclosing his compensation, apply to Mr. Parks.

We have employment agreements with each of our named executive officers except for Mr. Parks with whom we have a consulting agreement. We entered into these employment agreements to recruit and retain each executive. We believe these agreements provide each executive with a competitive level of financial security in the event of certain terminations including a termination without cause or for good reason within one year of a change of control. In return for these benefits, these agreements protect the company through certain restrictive covenants (e.g., non competition, non-solicitation, etc.) for a period of time post-termination.

Elements of Compensation

The compensation paid to our executive officers consists of a mix of:

•       base salary;

•       annual incentive bonus;

•       annual long-term share award;

•       annual stock option award; and

•       other benefits.

Base Salary and Annual Incentive Bonus

We pay each executive a base salary to provide a guaranteed level of cash compensation taking into consideration individual performance over time, experience level and each individual’s role and responsibility. Each named executive officer has an employment agreement negotiated in connection with recruiting or retaining the person.

With the exception of the agreement with Mr. Parks, these agreements are substantially similar. Except as described otherwise, the discussion herein of each agreement thus excludes the agreement with Mr. Parks. Under the agreement with Mr. Parks, we pay him an annual fee of $50,000 but he is not otherwise contractually entitled to any bonuses or other compensation except that he is entitled to participate in any benefit plans that we make available to all of our employees such as health and disability insurance and our 401(k) plan. Under the agreements with our other “named executive officers,” each person is paid a base salary that is fixed during the term of the agreement. In establishing base salaries or in renewing agreements and adjusting the base salary, the committee considers the person’s performance, our overall financial performance against our goals and changes in the marketplace.

The table below summarizes the base salary paid, or to be paid, to each named executive officer for the year ended or ending December 31, 2006 and 2007, respectively:

Name	2006 Salary	2007 Salary	% Increase
	$	$
Robert D. Parks	50,000	50,000	—
Mark Zalatoris	275,000	350,000	27%
Brett A. Brown	225,000	225,000	—
Beth Sprecher Brooks	185,000	205,000	11%
D. Scott Carr	225,000	225,000	—

Each person, except for Mr. Parks, is also eligible to earn annual incentive bonuses, payable within 120 days of the end of each year and determined based on our performance to either a “threshold,” “target,” or “high” level and the assessment of their performance by our chief executive officer. We are treated as achieving a “threshold” level of performance when the growth rate in our “funds from operations” or “FFO” is not less than 80% of the median growth rate in FFO, for the “Retail REIT Shopping Center Index” as published by the National Association of Real Estate Investment Trusts (“NAREIT”) referred to herein as the NAREIT Index. We will be deemed to achieve a “target” level of performance if our FFO growth is not less than 100% of the median FFO growth rate for the NAREIT Index. Finally, we will achieve a “high” level of performance if our FFO growth rate is not less than 130% of the median FFO growth rate for the NAREIT Index.

If we achieve a “threshold,” “target” or “high” level of performance, each executive’s “annual incentive bonus opportunity,” except for Mr. Zalatoris, will be equal to 10%, 20% and 30%, respectively, of the executive’s base salary for that year. Mr. Zalatoris will be entitled to 20%, 30% and 50%, respectively. The actual amount of the bonus consists of three components for Ms. Sprecher Brooks, Messrs. Brown and Carr and two components for Mr. Zalatoris. The first component accounting for 50% of the total bonus for each executive is automatically paid if one of the targets is achieved. With respect to Ms. Sprecher Brooks, Messrs. Brown and Carr, the second component, accounting for 25% of the total bonus, will be determined in the discretion of Mr. Parks, as recommended to and approved by the compensation committee, based on a subjective assessment of the person’s performance. The second component for Mr. Zalatoris, accounting for the remaining 50% of his total bonus, will be determined in the discretion of Mr. Parks, as recommended to and approved by the board of directors, based on a subjective assessment of Mr. Zalatoris’ performance. The third component for Ms. Sprecher Brooks, Messrs. Brown and Carr, accounting for the remaining 25%, will be dependent upon each executive achieving a personal goal with respect to his or her individual performance, as established and agreed to between the executive and Mr. Parks at the beginning of the applicable year. If we fail to achieve any of the thresholds, each executive, except for Mr. Zalatoris, will be entitled to a cash bonus equal to 5% of the person’s base salary. Mr. Zalatoris will be entitled to a cash bonus equal to 10% of his base salary. FFO is a financial metric commonly used by investors and analysts to evaluate a REIT’s performance. NAREIT is an industry trade group that has, among other things, developed standards for evaluating REIT performance. During the year ended December 31, 2005, we achieved a threshold level of performance.

The table below sets forth the annual incentive bonus relating to our performance for the year ended December 31, 2005 and paid to each named executive officer during the year ended December 31, 2006:

Name	2006 Annual Incentive Bonus
$
Robert D. Parks	—
Mark Zalatoris	55,000
Brett A. Brown	11,250
Beth Sprecher Brooks	2,000
D. Scott Carr	14,850

Stock-Based Incentive Compensation

Under our 2005 Equity Award Plan, all of our officers, directors and other employees are eligible to receive incentive compensation awards payable in the form of restricted stock or options to purchase shares of our common stock. Under the agreement, noted above, each “named executive officer” is entitled to earn a certain number of “long-term shares” awarded on an annual basis. Eligibility is determined using the same criteria of “threshold,” “target” and “high” performance as described above. If we achieve a threshold level of performance, the grant of long term shares to Ms. Sprecher Brooks, Messrs. Brown and Carr will be equal to the quotient of (1) 10% of the executive’s base salary for the applicable year, divided by (2) the average of the high and low trading price of our common stock as reported by the New York Stock Exchange on the date of grant. If we achieve a target level of performance, the executive’s grant of long term shares will be equal to the quotient of (1) 20% of the executive’s base salary for the applicable year, divided by (2) the average of the high and low trading price of our common stock as reported by the New York Stock Exchange on the date of grant. Finally, if we achieve a high level of performance, the executive’s grant of long term shares will be equal to the quotient of (1) 30% of the executive’s base salary for the applicable year, divided by (2) the average of the high and low trading price of our common stock as reported by the New York Stock Exchange on the date of grant. The grant of long term shares to Mr. Zalatoris is calculated in the same manner, however, the numerator used to calculate the threshold, target and high levels of performance will be equal to 20%, 30% and 50%, respectively.

Like the annual incentive bonus, for Ms. Sprecher Brooks, Messrs. Brown and Carr, 50% of the grant will be automatically issued, up to 25% of the grant will be issued solely in the discretion of Mr. Parks and 25% of the grant will be issued upon the executive achieving his or her personal performance goal. With respect to Mr. Zalatoris, 50% of the grant will be automatically issued and up to 50% of the grant will be issued solely in the discretion of Mr. Parks. If we fail to achieve any of the performance targets, Ms. Sprecher Brooks, Messrs. Brown and Carr will nevertheless be entitled to a grant of shares equal to the quotient of (1) 5% of the executive’s base salary for the applicable year, divided by (2) the average of the high and low trading price of our common stock as reported by the New York Stock Exchange on the date of grant. Similarly, Mr. Zalatoris will be entitled to a grant of shares equal to the quotient of (1) 10% of the his base salary for the applicable year, divided by (2) the average of the high and low trading price of our common stock as reported by the New York Stock Exchange on the date of grant.

Restricted Stock

We grant restricted stock because we believe it aligns the interests of our executives with those of shareholders by creating a strong incentive to create and preserve long-term shareholder value. Through restricted stock, our executives, like our shareholders, share both the risks and rewards of stock ownership. All awards are subject to multi-year vesting which we believe helps us retain the services of each person.

Specifically, each award vests 20% per year on the anniversary of the grant. During the vesting period, however, the recipient of each grant is the record owner of the shares and thus may vote the shares and receive any distributions paid on the shares. Vesting is accelerated upon the executive’s death, disability, approved retirement, or upon a change of control, as defined in the employment agreements.

Stock Options

To date, we have granted no options to purchase our common stock to any of our executives. We may only issue options if we achieve a threshold level of performance in the completed fiscal year immediately preceding the award. If we achieve a “threshold” level of performance, we will grant the executive options to purchase the number of shares equal to the quotient of (1) 5% of the executive’s base salary, with Mr. Zalatoris entitled to receive 10% of his base salary, for the applicable year, divided by (2) the closing price per share on the day immediately preceding the date of grant (or, if not a trading day, on the next preceding trading day during which a sale occurred) of our common stock in each case as reported by the New York Stock Exchange. The exercise price for each share underlying each award will be equal to the closing price per share on the day immediately preceding the date of grant (or, if not a trading day, on the next preceding trading day during which a sale occurred), in each case as reported by the New York Stock Exchange.

Timing of Awards and Equity Award Grant Policy

The committee approves all grants of restricted stock or stock options to employees and directors. The committee reviews recommendations for and approves equity compensation grants to executives on our management committee. The committee also approves grants to other executives and associates, but generally approves an aggregate pool of grants, the allocation of which is recommended by management.

The table below reflects the long-term shares and options awarded or granted to each named executive officer for the year ended December 31, 2006.

	Long-Term Incentive Awards for 2006
	Restricted Stock		Stock Options
Name	Number	Value(1)	Shares	Value	Total
		$		$	$
Robert D. Parks	—	—	—	—	—
Mark Zalatoris	2,500	40,025	—	—	40,025
Brett A. Brown	1,000	16,010	—	—	16,010
Beth Sprecher Brooks	1,000	16,010	—	—	16,010
D. Scott Carr	1,820	29,138	—	—	29,138

(1)          Granted at a share price of $16.01, the average of the high and low trading prices of our common stock on the NYSE on the date of issuance, August 28, 2006.

Benefits and Perquisites

Each of our named executive officers participates in the same benefits programs available to all of our employees, including:

•       health, dental and vision insurance;

•       group term life and accidental death and dismemberment insurance;

•       short-term disability coverage; and

•       participation in our tax-qualified 401(k) plan.

We do not provide other perquisites to our executives.

Effect of Regulatory Requirements on Executive Compensation

Section 162(m).   Under Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to herein as the “Code,” certain limits are placed on the tax deductibility of compensation paid to our chief executive officer and our four other most highly compensated executives unless the compensation meets the requirement for “performance-based compensation” as set forth in the Code and the related regulations. Our Compensation Committee has considered the possible effect of Section 162(m) in designing our compensation programs and policies. Further, as long as we qualify as a REIT, we will not pay taxes at the corporate level and, therefore, losing the deductibility of compensation does not have a significant adverse impact on us. All compensation paid to these executives was deductible under Section 162(m).

To the extent that any part of our compensation expense is not deductible under Section 162(m), a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital. Also, any compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct the compensation. The committee will continue to take into account the materiality of any deductions that might be lost as well as the broader interests to be served by paying competitive compensation.

Section 409A.   Section 409A of the Code generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to the year ended December 31, 2005. Although complete guidance regarding Section 409A has not been issued by the Internal Revenue Service, the committee considers the potential impact of Section 409A into account in determining the form and timing of compensation paid to our executives.

Section 280G and 4999.   Sections 280G and 4999 of the Code limit a company’s ability to deduct certain “excess parachute payments” (as defined in Code Sections 280G and 4999) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance in connection with a change of control. The committee considers the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors, when it structures certain post-termination compensation payable to our named executive officers.

Accounting Rules.   We account for stock-based employee compensation (currently stock options and restricted stock) using the fair value based method of accounting described in SFAS 123R. We record the cost of awards with service conditions based on the grant-date fair value of the award. The cost of the awards is recognized over the vesting period. If an award is forfeited, no additional compensation expense is recognized. The committee considers the accounting treatment of alternate grant proposals under SFAS 123R in determining the form and timing of equity compensation grants to employees, including our named executive officers.

2006 Summary Compensation Table

The following table sets forth information concerning total compensation paid to our “named executive officers” during the year ended December 31, 2006. The “named executive officers” are our chief executive officer, chief operating officer, chief financial officer, secretary and general counsel and the president of our property management subsidiary ranked by their total compensation in the table below:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Robert D. Parks, President & CEO	2006	50,000	—	—	—	—	—	50,000
Mark Zalatoris, Executive Vice President, COO, Treasurer	2006	275,000	55,000	40,025	—	—	—	370,025
Brett A. Brown, Vice President, Chief Financial Officer	2006	225,000	11,250	16,010	—	—	—	252,260
Beth Sprecher Brooks, Vice President, General Counsel and Secretary	2006	185,000	2,000	16,010	—	—	—	203,010
D. Scott Carr, President ICPM	2006	225,000	14,850	29,138	—	—	—	268,988

(1)             Granted under the 2005 Equity Award Plan. Granted at a share price of $16.01, the average of the high and low trading prices of our common stock on the NYSE on the date of issuance, August 28, 2006.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Grant Date	T-Hold ($)	Target ($)	High ($)	Stock or Units (#)	Underlying Options (#)	($/Sh) ($)	Award(1) ($)
Robert D. Parks	—	—	—	—	—	—	—	—
Mark Zalatoris	8/28/06	55,000	82,500	131,500	2,500	—	—	40,025
Brett A. Brown	8/28/06	22,500	45,000	67,500	1,000	—	—	16,010
Beth Sprecher Brooks	8/28/06	18,500	37,000	55,500	1,000	—	—	16,010
D. Scott Carr	8/28/06	22,500	45,000	67,500	1,820	—	—	29,138

(1)             Granted at a share price of $16.01, the average of the high and low trading prices of our common stock on the NYSE on the date of issuance, August 28, 2006.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth information with respect to all outstanding option and stock awards for each of the “named executive officers” as of December 31, 2006.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market Value of Unearned Shares, That Have Not Vested ($)
Robert D. Parks	—	—	—	—	—	—	—
Mark Zalatoris	6/30/04	—	—	—	—	10,911	204,254
	9/28/05	—	—	—	—	6,656	124,600
	8/28/06	—	—	—	—	2,500	46,800
Brett A. Brown	9/28/05	—	—	—	—	1,360	25,459
	8/28/06	—	—	—	—	1,000	18,720
Beth Sprecher Brooks	6/30/04	—	—	—	—	300	5,616
	9/28/05	—	—	—	—	800	14,976
	8/28/06	—	—	—	—	1,000	18,720
D. Scott Carr	6/30/04	—	—	—	—	3,273	61,271
	9/28/05	—	—	—	—	2,912	54,513
	8/28/06	—	—	—	—	1,820	34,070

(1)             20% of the shares of each grant vest on each successive yearly anniversary of the date of the grant.

Option Exercises and Stock Vested in 2006

The following table sets forth information concerning the amounts realized upon the exercise of options and on the vesting of stock during the year ended December 31, 2006 by each of the “named executive officers.”

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert D. Parks	—	—	—	—
Mark Zalatoris	—	—	5,483	81,039
Brett A. Brown	—	—	340	5,025
Beth Sprecher Brooks	—	—	300	4,434
D. Scott Carr	—	—	2,183	32,265

(1)          Amounts reflect the closing price of our common stock on the NYSE of the restricted stock on the day the stock vested.

Employment Agreements

The employment agreements with each of our named executive officers generally provide for a minimum base salary, eligibility to receive an annual bonus based in part on corporate performance and in part on our CEO’s assessment and additional incentive compensation in the form of restricted stock and options to purchase our common stock. As part of the employment agreements, these persons agree to protect any confidential information during the term of the agreement and at any time thereafter. Each executive has also agreed not to, directly or indirectly: (1) alone, together or in association with others, either as a principal, agent, owner, shareholder, officer, director, partner, employee, lender, investor or in any other capacity, engage in, have any financial interest in or be in any way connected or affiliated with, or render advice or services to, any business engaged in purchasing, selling, financing, managing, leasing, brokering or providing services for retail shopping centers or any new business or lines of business which we may enter prior which business or businesses are conducted in the greater metropolitan area of Chicago, Illinois, other than as an employee of The Inland Group, Inc. (“TIGI”) or an affiliate of TIGI or otherwise on our behalf as an employee thereof or as may be permitted by us in writing; (2) divert, take away, solicit or interfere with or attempt to divert, take away, solicit or interfere with any present or prospective customer, except on our behalf; (3) solicit, induce, influence or attempt to solicit, induce or influence any of our employees or agents to leave their employment or engagement with us or offer employment or engagement to or employ or engage any of our employees or assist or attempt to assist any employee in seeking other employment; (4) in any manner slander, libel or by other means take action which is or intended, or could reasonably be expected, to be detrimental to us or an affiliate or their respective employees or operations; (5) knowingly make or participate in any “solicitation” of “proxies” or “consents” (as such terms are used in the proxy rules of the United States Securities and Exchange Commission) or make proposals for approval of our stockholders; (6) knowingly form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to our securities; (7) otherwise knowingly act to control or seek to control our management, board of directors or policies (except with respect to actions taken solely in the person’s capacity as an officer in the exercise of his fiduciary duties); or (8) make any agreement to do any of the foregoing to the extent restricted thereby. Included in the employment agreements are termination and change of control provisions, which are more fully described in “Potential Payments Upon Termination or Change of Control” below. Other terms of these agreements are summarized in the table below:

Name	Date of Agreement(1)	Minimum Annual Base Salary	2007 Annual Base Salary	Non-Compete Period	Term of Employment Agreement
		$	$
Robert D. Parks	07/01/00	$50,000	$50,000	N/A	One year
Mark Zalatoris	04/17/07	350,000	350,000	One year	Two years
Brett A. Brown	04/28/06	225,000	225,000	One year	Two years
Beth Sprecher Brooks	03/15/07	205,000	205,000	One year	One year
D. Scott Carr	04/28/06	225,000	225,000	One year	Two years

(1)          Agreement renews for a one-year term on each anniversary of the agreement unless terminated by either party pursuant to the agreement’s notice and termination provisions.

Potential Payments Upon Termination Following a Change of Control

As part of the employment agreements with the named executive officer we have agreed to pay certain amounts and provide certain benefits following termination of employment or a change of control under certain circumstances, as described below.

Termination by Company for Cause or Voluntarily by Executive.   If the agreement is terminated for “cause” or voluntarily by the executive, then within fifteen (15) days of the date of the termination, we will pay the person:

•       any accrued base salary;

•       any accrued vacation pay;

•       any accrued reimbursable expenses; and

•       any accrued benefits, together with any benefits required to be paid or provided under applicable law.

In addition, any long term shares or stock option awards issued to the executive which have not yet vested will immediately be forfeited.

Termination by the Company Without Cause or by Executive for Good Reason.   If the agreement is terminated “without cause” or by the executive for “good reason,” we will pay the person:

•       any accrued base salary;

•       any accrued vacation pay;

•       any accrued reimbursable expenses;

•       any accrued benefits, together with any benefits required to be paid or provided under applicable law;

•       any accrued bonus; and

•       an amount equal to 1.0 times ,with respect to Ms. Sprecher Brooks, Messrs. Brown and Carr, and 1.25 times, with respect to Mr. Zalatoris, the sum of (A) executive’s then current per annum base salary; plus (B) an amount equal to the annual incentive bonus which was paid to the executive for the fiscal year immediately preceding the year of termination; provided, however, that the payment may not exceed an amount which would cause the executive to receive an “excess parachute payment” as defined in the Code; provided, however, that if the termination occurs within one year of a “change of control,” then in addition to the amounts described above, we will pay the executive an amount equal to 1.5 times, with respect to Ms. Sprecher Brooks, Messrs. Brown and Carr, and 2.99 times, with respect to Mr. Zalatoris, the sum of (A) executive’s then current per annum base salary; plus (B) an amount equal to the annual incentive bonus which was paid to executive for the fiscal year immediately preceding the year of termination; plus (C) the aggregate dollar value of each of the annual long term share award and annual stock option award that was granted to executive for the fiscal year immediately preceding the year of termination; provided, however, that no payment may exceed an amount which would cause executive to receive an “excess parachute payment” as defined in the Code.

In addition, if the executive’s Agreement is terminated “without cause” by us then any long term shares or annual stock options issued to the executive which have not yet vested will immediately vest and no longer be subject to forfeiture by executive. If the executive terminates for “good reason,” however, any long term shares or annual stock options issued to executive which have not vested will immediately be forfeited. If this Agreement is terminated by executive for “good reason” within one year of a “change of control,” then any long term shares or annual stock options issued to the executive will immediately vest and no longer be subject to forfeiture.

A “change in control” is not otherwise, however, an independent reason for triggering termination. Under the agreement, a “change of control” means:

•       the members of our board of directors as of the date of the relevant agreement fail to constitute a majority of the members of the board; provided, however, that any individual becoming a member of the board who is nominated or appointed to the board seat on the recommendation and approval of our Nominating and Corporate Governance Committee will be treated as if he or she were a member of the board as of the date of the agreement;

•       we sell all, or substantially all, of our assets; or

•       we terminate and liquidate.

The tables below were prepared as if the person’s agreement had been terminated including under a change of control occurring on December 31, 2006 and the executive terminated the agreement for “good reason” within one year of the change of control using the closing price of our common stock as of December 29, 2006, the last day of the trading year (both as required by the SEC). The amounts reflect the acceleration of benefits described above as well as benefits payable or other consequences under our benefit plans in connection with a change of control. There can be no assurance that a termination or change of control would produce the same or similar results as those shown below if it occurs on any other date or at any other price.

Name	Cash Severance	Continued Benefits and Perquisites	Accelerated Vesting of Unvested Equity Compensation	Total
Robert D. Parks	—	—	—	—
Mark E. Zalatoris
•For cause/resignation without good reason	—	—	—	—
•Death/disability/retirement	55,000	—	399,054	454,054
•Involuntary termination without cause, resignation for good reason	398,750	—	399,054	797,804
•Involuntary termination without cause or resignation for good reason within one year after a change of control;	1,133,875	—	399,054	1,532,929
Brett A. Brown
•For cause/resignation without good reason	—	—	—	—
•Death/disability/retirement	11,250	—	44,149	55,429
•Involuntary termination without cause, resignation for good reason	247,500	—	44,149	291,679
•Involuntary termination without cause or resignation for good reason within one year after a change of control	389,640	—	44,179	433,819
Beth Sprecher Brooks(1)
•For cause/resignation without good reason	—	—	—	—
•Death/disability/retirement	2,000	—	39,312	41,312
•Involuntary termination without cause, resignation for good reason	217,250	—	39,312	256,562
•Involuntary termination without cause or resignation for good reason within one year after a change of control	344,765	—	39,312	384,077

D. Scott Carr
•For cause/resignation without good reason	—	—	—	—
•Death/disability/retirement	14,850	—	149,854	164,704
•Involuntary termination without cause, resignation for good reason	251,100	—	149,854	400,954
•Involuntary termination without cause or resignation for good reason within one year after a change of control	414,732	—	149,854	564,586

(1)          Ms. Sprecher Brooks entered into her employment agreement with us on April 17, 2007, effective as of January 1, 2007. We calculated her payments as if she had been terminated under this employment agreement on December 31, 2006.

Compensation Committee Interlocks and Insider Participation

During 2006, Ms. Lawton and Messrs. McWilliams and Herter served as members of our Compensation Committee:

•       none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee;

•       no member of the Compensation Committee was an officer or employee of us or any of our subsidiaries;

•       no member of the Compensation Committee entered into any transaction with us in which the amount involved exceeded $120,000;

•       none of our executive officers served on the Compensation Committee of any entity where one of that entity’s executive officers served on our Compensation Committee; and

•       none of our executive officers served on the Compensation Committee of another entity where one of that entity’s executive officers served as a director on our board.

Certain Relationships and Related Transactions

During the year ended December 31, 2006, we purchased various administrative services, such as payroll preparation and management, data processing, insurance consultation and placement, investor relations, property tax reduction services and mail processing from or through affiliates of The Inland Group, Inc., known as “TIGI.” We pay for these services on an hourly basis. The hourly rate is based on the salary of the individual rendering the services, plus a pro rata allocation of overhead including, but not limited to, employee benefits, rent, materials, fees, taxes and operating expenses incurred by each entity in operating their respective businesses. Computer services were purchased at a contract rate of $50 per hour. We continue to purchase these services from TIGI affiliates and for the year ended December 31, 2006, these expenses, totaling approximately $833,000, were included in general and administrative expenses and property operating expenses. Additionally, we lease our corporate office space from an affiliate of TIGI. Payments under this lease for the year ended December 31, 2006 were $340,000, and were also included in general and administrative expenses. As of the year ended December 31, 2006, TIGI, through affiliates, owns approximately 9.3% of our outstanding common stock. For accounting purposes however, we are not directly affiliated with TIGI, or its affiliates.

On June 30, 2005, we entered into a buy-out and restructuring agreement, which amended the previous LLC agreement with a wholly owned subsidiary of Tri-Land Properties, Inc., dated February 1, 2001. We agreed to lend Tri-Land Properties, Inc. up to $21,500,000 for the development of the Century Consumer Mall in Merrillville, Indiana. Draws on the loan bear interest at a rate of 8.5% per annum, with 5.5% to be paid currently and the remaining 3% to be accrued, with no additional interest, and paid upon maturity. The loan matures on June 30, 2008. As of December 31, 2006, the balance of this mortgage receivable was $17,479,000. The loan is secured by the investment property and Tri-Land Properties, Inc. has guaranteed $1,000,000 of this mortgage receivable. We recorded a deferred gain of $3,193,000 on the sale of its equity investment related to the previous joint venture agreement, as it did not qualify for gain recognition due to the lack of initial investment and continuing involvement. Such amounts are included in other liabilities on the accompanying consolidated balance sheets. Additionally, we recorded $1,088,000 of interest income for the year ended December 31, 2006 and have increased the mortgage receivable balance for unpaid interest by $2,377,000 since inception. Richard Dube, the brother-in-law of Mr. Daniel Goodwin, our chairman, is the president and a principal owner of Tri-Land.

On August 12, 2003, we entered into an agreement with Inland Investment Advisors, Inc., an affiliate of TIGI to manage our investment in securities. We pay a fee equal to 0.75% per annum on the net asset value under management. We paid approximately $166,000 for these services during the year ended December 31, 2006.

In May 2005, we acquired a 1% interest in The Inland Real Estate Group of Companies, Inc. for a purchase price of $1,000. The Inland Real Estate Group of Companies, Inc. provides marketing assistance and assists us in efficiently leasing space at various trade shows and conventions.

In June and September 2006, we entered into joint venture agreements with North American Real Estate, Inc (“NARE”) to acquire and develop vacant land located in North Aurora, Illinois. One of our directors, Joel Simmons, is a minority partner in the entity that NARE formed to be the partner in this venture. Mr. Simmons will receive his pro rata share of NARE’s earnings from this venture but is not entitled to preferred distributions.

On September 5, 2006, one of our taxable REIT subsidiaries, Inland Venture Corporation, entered into a limited liability company agreement with Inland Real Estate Exchange Corporation, a wholly-owned subsidiary of TIGI. The resulting joint venture was formed to facilitate Inland Venture Corporation’s participation in tax-deferred exchange transactions pursuant to Section 1031 of the Internal Revenue Code using properties made available to the joint venture by Inland Venture Corporation. We executed a joinder to the joint venture agreement, agreeing to perform certain expense reimbursement and indemnification obligations thereunder. We coordinate the joint venture’s acquisition, property management and leasing functions, and earn fees for services provided to the joint venture, including management and leasing fees, as well as syndication fees, which are split equally between Inland Venture Corporation and Inland Real Estate Exchange Corporation.

Effective October 1, 2006, we entered into an agreement with a limited liability company formed as an insurance association captive, which is wholly owned by us and three other entities previously sponsored by Inland Real Estate Investment Corporation: Inland Retail Real Estate Trust, Inc., Inland Western Retail Real Estate Trust, Inc. and Inland American Real Estate Trust, Inc. Inland Risk & Insurance Management Services, Inc., an affiliate of TIGI, provides services to the captive. The captive was formed to more efficiently manage the respective insurance coverage of the members and the premiums associated with property casualty coverage. The captive oversees the purchase of one or more insurance policies from a third party insurer that cover properties acceptable to all members. Portions of these insurance policies agreed upon by all members are funded or reimbursed by insurance policies purchased from the captive by the members. The premium associated with the non-catastrophic property and casualty insurance policies purchased from the captive is divided among each of the members based upon a determination by a third-

party, independent actuary of the losses, loss reserves and loss expenses that each member is expected to incur and a proportional allocation of associated operating costs. Each member initially contributed approximately $188,000 to the captive in the form of a capital contribution. The captive will use this capital to pay a portion of certain property and casualty losses and general liability losses suffered by a member under the policies purchased by the captive subject to deductibles applicable to each occurrence. These losses will be paid by the captive up to and including a certain dollar limit per occurrence, after which the losses are covered by the third party insurer. We are required to remain as a member of the captive for a period of five years.

On October 26, 2006, we purchased a 25%, or $10,369,000, participation interest in a note receivable held by Inland American Real Estate Trust, Inc., a related party of TIGI. We recorded $334,000 of interest income related to this participation for the year ended December 31, 2006.

Policies and Procedures with Respect to Related Party Transactions

Other than the provisions contained in our articles described below, we do not currently have written, formal policies and procedures for the review, approval or ratification of transactions with related persons, as defined by Item 404 of the SEC Regulation S-K. Under that definition, transactions with related persons are transactions in which we were or are a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. Related parties include any executives, officers, directors, director nominees, beneficial owners of more than 5% of our voting securities, immediate family members of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed and in which such person has 10% or greater beneficial ownership interest.

Our articles, however, contain provisions setting forth our ability to engage in certain transactions. Our board reviews all of these transactions as well as any related party transactions. As a general rule, any related party transactions must be approved by a majority of the directors not otherwise interested in the transaction. In determining whether to approve or authorize a particular related party transaction, these persons will consider whether the transaction between us and the related party is fair and reasonable to us and has terms and conditions no less favorable to us than those available from unaffiliated third parties.

We believe that our general policies and procedures regarding related party transactions are evidenced by the disclosures in our current and prior proxy statements under the caption “Certain Relationships and Related Transactions.” We may in the future adopt written policies and procedures regarding related party transactions.

PROPOSAL NO. 2—RATIFY APPOINTMENT OF KPMG LLP

The audit committee has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007. We traditionally ask our stockholders to ratify the selection even though your approval is not required. Further, even if you do not approve the selection of KPMG LLP, we will not replace them for this fiscal year due to the added expense and delay that would result from replacing them and selecting a new firm. Instead, the audit committee will consider the negative vote as a direction to consider a different firm next year.

Representatives of KPMG LLP will attend the annual meeting. These representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate stockholder questions.

RECOMMENDATION OF THE BOARD: The board recommends that you vote “FOR” the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Fees to Independent Registered Public Accounting Firm

The following table presents the fees for professional services rendered by KPMG LLP for the audit of our annual financial statements and internal control over financial reporting for the fiscal years ended December 31, 2006 and 2005, together with fees for audit-related services and tax services rendered by KPMG LLP for the fiscal years ended December 31, 2006 and 2005, respectively.

	Fiscal year ended December 31,
Description	2006	2005
	$	$
Audit Fees	597,500	520,000
Audit-related fees	102,000	8,000
Tax fees(1)	164,900	104,590
All other fees	—	—
TOTAL	864,400	632,590

(1)          Tax fees are comprised of tax compliance fees.

Approval of Services and Fees

Our audit committee has reviewed and approved all of the fees paid to KPMG, and actively monitors the relationship between audit and non-audit services provided by KPMG. The audit committee must pre-approve all services provided by our independent registered public accounting firm and the fees charged for these services. The audit committee also will consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the chairperson of the audit committee for approval. The audit committee concluded that all services rendered by KPMG during the years ended December 31, 2005 and 2006, respectively, were consistent with maintaining KPMG’s independence. Accordingly, the audit committee has approved all of the services provided by KPMG. As a matter of policy, we will not engage its primary independent registered public accounting firm for non-audit services other than “audit related services,” as defined by the SEC, certain tax services, and other permissible non-audit services as specifically approved by the chairperson of the audit committee and presented to the full committee at its next regular meeting. The policy also includes limits on hiring partners of, and other professionals employed by, KPMG to ensure that the SEC’s auditor independence rules are satisfied.

STOCKHOLDER PROPOSALS

We have not received any stockholder proposals to be included in this year’s proxy statement. Article II, Section 14(a) of our Bylaws requires that any stockholder intending to present a proposal for action by the stockholders at an annual meeting must give written notice of the proposal, containing specified information, to our corporate secretary not less than forty-five days prior to the anniversary date of our proxy statement for the previous year’s annual meeting. For our annual meeting to be held in 2008, the notice deadline under Article II, Section 14(a) of our Bylaws is March 17, 2008. A copy of the Bylaws may be obtained by written request to our corporate secretary at the address provided below.

The Bylaws do not change the deadline for a stockholder seeking to include a proposal in our proxy statement pursuant to Securities and Exchange Commission Rule 14a-8. This rule requires that notice of a stockholder proposal requested to be included in our proxy materials pursuant to that Rule must generally be furnished to our corporate secretary not later than 120 days prior to the anniversary date of our proxy statement for the previous year’s annual meeting. For our annual meeting to be held in 2008, any stockholder proposal to be included in the proxy statement under Rule 14a-8 must be received by our corporate secretary no later than January 2, 2008.

All stockholder proposals should be submitted in writing and addressed to our corporate secretary, at Inland Real Estate Corporation, 2901 Butterfield Road, Oak Brook, Illinois  60523.

YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

PROXY

INLAND REAL ESTATE CORPORATION

2901 Butterfield Road • Oak Brook, Illinois 60523

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                The undersigned hereby appoints Robert D. Parks and Mark E. Zalatoris, and each of them, as Proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote all the Common Stock of Inland Real Estate Corporation held of record by the undersigned at the close of business on April 23, 2007, at the Annual Meeting of Stockholders when convened on June 20, 2007 and at any postponements or adjournments thereof.

                THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS SET FORTH HEREIN. In the event that any other matter may properly come before the Annual Meeting, or any postponements or adjournments thereof, the Proxies are authorized, in their discretion, to vote on the matter.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE
INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

INLAND REAL ESTATE CORPORATION — ANNUAL MEETING, JUNE 20, 2007:

YOUR VOTE IS IMPORTANT!

Proxy Materials are available on-line at:

http://www.inlandrealestate.com

You can vote by proxy in one of three ways:

1. Call toll free 1-866-395-9262 on a Touch-Tone Phone. There is NO CHARGE to you

for this call.

or

2. Via the Internet at https://www.proxyvotenow.com/irec and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Proxy

Inland Real Estate Corporation

Annual Meeting of Stockholders June 20, 2007	Please mark as indicated in this example	☒
For	Against	Abstain
For	Withhold All	For All Except	2. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐
1. Elect the following nine individuals to serve as directors, including five independent directors, until the next annual meeting of Stockholders or otherwise as provided in our governing documents.	☐	☐	☐	The Board of Directors recommends a vote “FOR” the proposals listed above. Mark here if you plan to attend the meeting in person: Mark here for address change and note change below.	☐ ☐

Nominees:

(01) Roland W. Burris	(02) Thomas P. D’Arcy	(03) Daniel L. Goodwin
(04) Joel G. Herter	(05) Heidi N. Lawton	(06) Thomas H. McAuley
(07) Thomas R. McWilliams	(08) Robert D. Parks	(09) Joel D. Simmons
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership by an authorized officer or person. Please sign, date and return this proxy card promptly using the enclosed envelope.

Please be sure to date and sign this proxy card in the box below.	Date

Sign Above

***IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW***

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY BY MAIL

PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote by proxy:

1. By Mail; or

2. By Telephone (using a Touch-Tone Phone); or

3. By Internet.

Authorizing a proxy by telephone or Internet vote empowers the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy by mail. Please note telephone and Internet votes must be cast prior to 3:00 a.m. CDT, June 20, 2007. It is not necessary to return this proxy if you authorize a proxy by telephone or Internet.

To Vote	To Vote
by Telephone	by Internet
Call Toll-Free on a Touch-Tone Phone anytime prior to	anytime prior to
3:00 a.m. CDT, June 20, 2007.	3:00 a.m. CDT, June 20, 2007.
1-866-395-9262	https://www.proxyvotenow.com/irec

Please note that the last proxy received, whether by telephone, Internet or by mail, will be the proxy used to vote your shares.

ON-LINE PROXY MATERIALS : http://www.inlandrealestate.com

Your vote is important!